Exhibit 4.3



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                               ALZA CORPORATION,


                               JOHNSON & JOHNSON


                                      AND


               CHASE MANHATTAN BANK AND TRUST COMPANY, NATIONAL
                                 ASSOCIATION,
                                  as Trustee


                         FIRST SUPPLEMENTAL INDENTURE


                           Dated as of June 22, 2001





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                    FIRST SUPPLEMENTAL INDENTURE dated as of June 22, 2001,
               among ALZA CORPORATION, a Delaware corporation (the "Company"), JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), and CHASE MANHATTAN BANK AND TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").


          WHEREAS, pursuant to the Indenture dated as of July 28, 2000 (the "Indenture"), between the Company and the Trustee, the Company issued $1,090,000,000 aggregate principal amount of 3% Zero Coupon Convertible Subordinated Debentures due 2020 (the "Debentures");

          WHEREAS, pursuant to the Agreement and Plan of Merger dated as of March 26, 2001 (the "Merger Agreement"), among Parent, Express Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub has agreed to merge with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger, and following which the Company will be a wholly owned subsidiary of Parent;

          WHEREAS, pursuant to the Merger Agreement, as of the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, par value $0.005 per share, of the Company ("Company Common Stock"), other than shares held by the Company, Parent or Sub, shall be converted into the right to receive 0.98 validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

          WHEREAS, Section 7.1 of the Indenture provides that the Company shall not merge with or into any other corporation unless, if the Company is the surviving corporation, but, as a consequence of any merger, 80% or more of the Voting Stock of the Company is owned by a parent corporation, such parent corporation is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and such parent corporation expressly assumes, by supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company under the Debentures and the Indenture;

          WHEREAS, pursuant to Section 4.11 of the Indenture, as a result of the Merger, Parent is required to execute and deliver to the Trustee a supplemental indenture providing (i) that the Debentures shall be convertible into shares of Parent Common Stock and (ii) for adjustments of


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                                                                             2



the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 4 of the Indenture;

          WHEREAS, pursuant to Section 7.1 of the Indenture, Parent agrees to expressly assume all the obligations of the Company under the Debentures and the Indenture;

          WHEREAS Parent desires to unconditionally and irrevocably guarantee, on a subordinated basis, the obligations of the Company under the Indenture and the Debentures on the terms and conditions set forth herein;

          WHEREAS, Section 11.1 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Debentures without notice to or consent of any Securityholder, to, among other things, (i) comply with Sections 4.11 and 7.1 of the Indenture and (ii) make any other change that does not adversely affect the rights of any Securityholder in any material respect; and

          WHEREAS, the Company and Parent have complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture.


          NOW, THEREFORE, in consideration of the foregoing premises, the Company, Parent and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Securityholders, as follows:


                                   ARTICLE I

                                  Definitions
                                  -----------

          SECTION 1.1. Definitions. (a) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

          (b) Section 1.1 of the Indenture is hereby amended to add the following definitions:

          "Designated Parent Senior Indebtedness" means Parent Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which Parent is a party) expressly provides that such Parent Senior Indebtedness shall be "Designated Parent Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place


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limitations and conditions on the right of such Parent Senior Indebtedness to exercise the rights of Designated Parent Senior Indebtedness). If any payment made to any holder of any Designated Parent Senior Indebtedness or its representative with respect to such Designated Parent Senior Indebtedness is rescinded or must otherwise be returned by such holder or representative upon the insolvency, bankruptcy or reorganization of Parent or otherwise, the reinstated Indebtedness of Parent arising as a result of such rescission or return shall constitute Designated Parent Senior Indebtedness effective as of the date of such rescission or return.

          "Effective Time" means the time at which the merger of Express Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, with and into the Company, with the Company as the surviving corporation, becomes effective.

          "Parent" means Johnson & Johnson, a New Jersey corporation, having its principal office at One Johnson & Johnson Plaza, New Brunswick, NJ 08933.

          "Parent Board of Directors" means the Board of Directors of Parent or a committee of such Board duly authorized to act for it under the Indenture.

          "Parent Officers' Certificate" means a certificate signed by both
(i) the President or Chief Executive Officer or any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title "Vice President") or any member of Parent's Executive Committee and (ii) by the Treasurer or any Assistant Treasurer or Secretary or any Assistant Secretary of Parent.

          "Parent Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Parent, whether outstanding on the effective date of this First Supplemental Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Parent (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or


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guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures or expressly provides that such Indebtedness is "pari passu" or "junior" to the Debentures. Notwithstanding the foregoing, the term "Parent Senior Indebtedness" shall not include any Indebtedness of Parent to any subsidiary of Parent, a majority of the Voting Stock of which is owned, directly or indirectly, by Parent. If any payment made to any holder of any Parent Senior Indebtedness or its representative with respect to such Parent Senior Indebtedness is rescinded or must otherwise be returned by such holder or representative upon the insolvency, bankruptcy or reorganization of Parent or otherwise, the reinstated Indebtedness of Parent arising as a result of such rescission or return shall constitute Parent Senior Indebtedness effective as of the date of such rescission or return.

          (c) The definition of the term "Common Stock" in Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following:

          "Common Stock" means the common stock, par value $1.00 per share, of Parent, as it exists at the Effective Time, or any other class or classes of Capital Stock of Parent resulting from any reclassification or reclassifi-cations thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Parent and which are not subject to redemption by Parent; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such classifications.


                                  ARTICLE II

                     Conversion Rights of Securityholders
                         in Connection with the Merger
                     ------------------------------------

          SECTION 2.1. Conversion Rights. The Company and Parent hereby agree in accordance with Section 4.11 of the Indenture that the holder of each Debenture outstanding at the Effective Time shall have the right to convert such Debenture into the number of shares of Parent Common Stock receivable in the Merger by a holder of the number of shares of Company Common Stock deliverable upon conversion of such Debenture immediately prior to the Merger.


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                                                                             5



                                  ARTICLE III

                         Adjustment of Conversion Rate
                         -----------------------------

          SECTION 3.1. Adjustment. Parent hereby agrees in accordance with
Section 4.11 of the Indenture to make any adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 4 of the Indenture.


                                  ARTICLE IV

                                  Assumption
                                  ----------

          SECTION 4.1 Assumption. Parent hereby expressly assumes all of the obligations of the Company under the Debentures and the Indenture, including, without limitation, the due and punctual payment of the Principal Amount, Issue Price, accrued Original Issue Discount, accrued Additional Interest, if any, Restated Principal Amount, Redemption Price, Repurchase Price, Change in Control Purchase Price (as such terms are defined in the Indenture) or interest, if any, on the Debentures, and the due and punctual performance and observance of all other covenants, agreements and conditions contained in the Indenture and the Debentures to be performed or observed by the Company (including, without limitation, the obligations of the Company under Article 4 of the Indenture). The agreements of Parent set forth in this Section 4.1 are cumulative of and in addition to the agreements of Parent under Article 5 of this First Supplemental Indenture and the agreements of the Company and Parent under the Indenture as amended by this First Supplemental Indenture.


                                   ARTICLE V

                                   Guarantee
                                   ---------

          SECTION 5.1 Guarantee. Parent hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to each Securityholder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, premium, if any, and interest in respect of the Debentures when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Debentures and (b) the full and punctual performance within


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                                                                             6

applicable grace periods of all other obligations of the Company under the Indenture and the Debentures (all the foregoing being hereinafter collectively called the "Obligations"). Parent further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article V notwithstanding any extension or renewal of any Obligation.

          Parent waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Parent waives notice of any default under the Debentures or the Obligations. The obligations of Parent under this Section 5.1 shall not be affected by (a) the failure of any Securityholder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Debentures or any other agreement or otherwise; (b) any extension or renewal of any Obligation; (c) any rescission, waiver, amendment, modification or supplement of any of the terms or provisions of the Indenture, the Debentures or any other agreement; (d) the release of any security held by any Securityholder or the Trustee for the Obligations or any of them; (e) the failure of any Securityholder or Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of the Company.

          Parent further agrees that its guarantees under this Section 5.1 constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Securityholder or the Trustee to any security held for payment of the Obligations.

          The guarantee of Parent under this Section 5.1 shall, to the extent and in the manner set forth in Article VI of this First Supplemental Indenture, be subordinated and subject in right of payment to the prior payment in full of all Parent Senior Indebtedness and is made subject to the provisions of Article VI of this First Supplemental Indenture.

          Except as set forth in Section 5.2 of this First Supplemental Indenture, the obligations of Parent under this Section 5.1 shall not be subject to any reduction, limita tion, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever or by


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reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Parent under this Section 5.1 shall not be discharged or impaired or otherwise affected by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Parent or would otherwise operate as a discharge of Parent as a matter of law or equity.

          Parent agrees that its guarantee under this Section 5.1 shall remain in full force and effect until payment in full of all the Obligations. Parent further agrees that its guarantee under this Section 5.1 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Securityholder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

          In furtherance of the foregoing and not in limita tion of any other right which any Securityholder or the Trustee may have at law or in equity against Parent by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, Parent hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Securityholders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Securityholders and the Trustee.

          Parent agrees that it shall not be entitled to any right of subrogation in relation to the Securityholders in respect of any Obligations guaranteed hereby until payment in full of all Obligations and all obligations to which the Obligations are subordinated as provided in Article VI of this First Supplemental Indenture. Parent further agrees that, as between it, on the one hand, and the Security holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 8.2 of the Indenture for the purposes of the guarantee under this Section 5.1, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of


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                                                                             8



acceleration of such Obligations as provided in Section 8.2 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by Parent for the purposes of this Section 5.1.

          SECTION 5.2. Limitation on Liability. Any term or provision of the Indenture to the contrary notwith standing, the maximum aggregate amount of the Obligations guaranteed under Section 5.1 of this First Supplemental Indenture by Parent shall not exceed the maximum amount that can be hereby guaranteed without constituting a fraudulent conveyance or fraudulent transfer under applicable insolvency laws or similar laws affecting the rights of creditors generally.

          SECTION 5.3. Successors and Assigns. This Article V shall be binding on Parent and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Securityholders and, in the event of any transfer or assignment of rights by any Securityholder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Debentures shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.


                                  ARTICLE VI

                        Subordination of the Guarantee
                        ------------------------------

          SECTION 6.1. Agreement to Subordinate. Parent covenants and agrees, and each Person holding any Debenture, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees, that the obligations of Parent under Section 5.1 of this First Supplemental Indenture with respect to the payment of the principal of, premium, if any, and interest on all Debentures issued under the Indenture shall, to the extent and in the manner set forth in this Article VI, be subordinated and subject in right of payment to the prior payment in full of all Parent Senior Indebtedness and that the subordination is for the benefit of the holders of Parent Senior Indebtedness.

          No provision of this Article VI shall prevent the occurrence of any default or Event of Default under the Indenture.

          SECTION 6.2. Payments to Securityholders. Parent shall not make any payment pursuant to its obligations under


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Section 5.1 of this First Supplemental Indenture with respect to any of the
Obligations if:

          (a) a default in the payment of principal, premium, if any, interest, rent or other obligations in respect of Parent Senior Indebtedness occurs and is continuing (a "Parent Payment Default"), unless and until such Parent Payment Default shall have been cured or waived or shall have ceased to exist; or

          (b) a default, other than a Parent Payment Default, on any Designated Parent Senior Indebtedness (a "Parent Non-Payment Default") occurs and is continuing that then permits holders of such Designated Parent Senior Indebtedness to accelerate its maturity and the Trustee receives a written notice of the default (a "Parent Payment Blockage Notice") from a holder of Designated Parent Senior Indebtedness, a representative of Designated Parent Senior Indebtedness or Parent.

          No Parent Non-Payment Default that existed or was continuing on the date of delivery of any Parent Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Parent Payment Blockage Notice.

          Parent may and shall resume payments on and distributions in respect of the Debentures pursuant to its obligations under Section 5.1 of this First Supplemental Indenture, including any past scheduled payments of the principal of, premium, if any, and interest on such Debentures to which the holders of the Debentures would have been entitled but for the provisions of this Article
VI:

          (1) in the case of a Parent Payment Default, on the date upon which such Parent Payment Default is cured or waived or ceases to exist; and

          (2) in the case of a Parent Non-Payment Default, the earlier of (i) the date upon which such default is cured or waived or ceases to exist or (ii) 179 days after the Parent Payment Blockage Notice is received by the Trustee if the maturity of such Designated Parent Senior Indebtedness has not been accelerated and no Parent Payment Default with respect to any Parent Senior Indebtedness has occurred which has not been cured or waived or ceased to exist (in such event clause (1) above shall instead be applicable),


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unless this Article VI otherwise prohibits such payment or distribution at the time of such payment or distribution.

          Upon any payment by Parent, or distribution of assets of Parent of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of Parent, whether voluntary or involuntary or in bankruptcy, insol vency, receivership or other proceedings, all amounts due or to become due upon all Parent Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, or provi sion is made for such payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, before any payment by Parent is made on account of the principal of, premium, if any, or interest on the Debentures; and upon any such dissolution or winding up or liquidation or reorganization of Parent or bankruptcy, insolvency, receivership or other proceeding, any payment by Parent, or distribution of assets of Parent of any kind or character, whether in cash, property or securities, to which the holders of the Debentures or the Trustee would be entitled, except for the provision of this Article VI, shall (except as aforesaid) be paid by Parent or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Debentures or by the Trustee under the Indenture if received by them or it, directly to the holders of Parent Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Parent Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instru ments evidencing any Parent Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Parent Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Parent Senior Indebtedness, before any payment or distribution is made to the holders of the Debentures or to the Trustee.

          For purposes of this Article VI, the words, "cash, property or securities" shall not be deemed to include shares of stock of Parent as reorganized or readjusted, or securities of Parent or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VI with respect to the Debentures to the


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payment of all Parent Senior Indebtedness which may at the time be outstanding; provided that the Parent Senior Indebtedness is assumed by the new corporation, if any, resulting from any reorganization or readjustment and
(ii) the rights of the holders of Parent Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

          In the event of the acceleration of the Debentures because of an Event of Default and a demand for payment is made on Parent pursuant to
Section 5.1 of this First Supplemental Indenture, no payment or distribution by Parent pursuant to any of its obligations under Section 5.1 of this First Supplemental Indenture shall be made to the Trustee or any holder of Debentures in respect of the principal of, premium, if any, or interest on the Debentures until all Parent Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Parent Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Debentures is accelerated because of an Event of Default and a demand for payment is made on Parent pursuant to Article V of this First Supplemental Indenture, Parent shall promptly notify holders of Parent Senior Indebtedness of the acceleration.

          In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of Parent of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing provisions in this Section 6.2, shall be received by the Trustee or the holders of the Debentures before all Parent Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Parent Senior Indebted ness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Parent Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by Parent, for application to the payment of any Parent Senior Indebtedness remaining unpaid to the extent necessary to pay all Parent Senior Indebted ness in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Parent Senior Indebtedness.


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                                                                            12



          Nothing in this Section 6.2 shall apply to claims of the Trustee under Section 9.7 of the Indenture or to payments to the Trustee made by Parent pursuant to its obligations under Section 5.1 of this First Supplemental Indenture with respect to Section 9.7 of the Indenture. This
Section 6.2 shall be subject to the further provisions of Section 6.5 of this First Supplemental Indenture.

          SECTION 6.3. Subrogation of Debentures. Subject to the payment in full of all Parent Senior Indebtedness, the rights of the holders of the Debentures shall be subro gated, to the extent of the payments or distributions made to the holders of such Parent Senior Indebtedness pursuant to the provisions of this Article VI (equally and ratably with the holders of all indebtedness of Parent which by its express terms is subordinated to other indebtedness of Parent to substantially the same extent as the Debentures are subordinated and is entitled to like rights of subrogation), to the rights of the holders of Parent Senior Indebtedness to receive payments or distributions of cash, property or securities of Parent applicable to the Parent Senior Indebtedness until the principal, premium, if any, and interest on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Parent Senior Indebtedness of any cash, property or securities to which the holders of the Debentures or the Trustee would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI, to or for the benefit of the holders of Parent Senior Indebtedness by holders of the Debentures or the Trustee, shall, as between Parent, its creditors other than holders of Parent Senior Indebtedness, and the holders of the Debentures, be deemed to be a payment by Parent to or on account of the Parent Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the holders of the Debentures pursuant to the subrogation provisions of this Article VI, which would otherwise have been paid to the holders of Parent Senior Indebtedness, shall be deemed to be a payment by Parent to or for the account of the Debentures. It is understood that the provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the holders of the Debentures, on the one hand, and the holders of the Parent Senior Indebtedness, on the other hand.

          Nothing contained in this Article VI or elsewhere in this First Supplemental Indenture, in the Indenture or in the Debentures is intended to or shall impair, as among Parent, its creditors other than the holders of Parent


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                                                                            13

Senior Indebtedness, and the holders of the Debentures, the obligation of Parent, which is absolute and unconditional, to make payments pursuant to its obligations under Section 5.1 of this First Supplemental Indenture with respect to the payment of the principal of, premium, if any, and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Debentures and creditors of Parent other than the holders of the Parent Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon a default by Parent under its obligations under Section 5.1 of this First Supplemental Indenture, subject to the rights, if any, under this Article VI of the holders of Parent Senior Indebtedness in respect of cash, property or securities of Parent received upon the exercise of any such remedy.

          SECTION 6.4. Authorization to Effect Subordination. Each holder of a Debenture, whether upon original issue or upon transfer, assignment or exchange thereof, authorizes and directs the Trustee on the holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article VI and appoints the Trustee to act as the holder's attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding of the types referred to in the first paragraph of Section 8.9 of the Indenture at least 30 days before the expiration of the time to file such claim, the holders of any Parent Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the holders of the Debentures.

          SECTION 6.5. Notice to Trustee. During any period for which a demand for payment by Parent pursuant to Article V of this First Supplemental Indenture remains outstanding, Parent shall give prompt written notice in the form of a Parent Officers' Certificate to a responsible officer of the Trustee and to any paying agent of any fact known to Parent which would prohibit the making of any payment of monies to or by the Trustee or any paying agent in respect of the Debentures pursuant to the provisions of this Article VI. Notwithstanding the provisions of this Article VI or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Debentures pursuant to the provisions of this Article VI, unless and


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                                                                            14



until a responsible officer of the Trustee shall have received written notice thereof at the corporate trust office from Parent (in the form of a Parent Officers' Certificate) or a representative or a holder or holders of Parent Senior Indebtedness or from any trustee thereof; and before the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided that if on a date not less than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, or interest on any Debenture) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 6.5, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to apply monies received to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

          The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a representative or a person representing himself or herself to be a holder of Parent Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a representative or a holder of Parent Senior Indebtedness or a trustee on behalf of any such holder or holders. The Trustee shall not be required to make any payment or distribution to or on behalf of a holder of Parent Senior Indebtedness pursuant to this Article VI unless it has received reasonably satisfactory evidence as to the amount of Parent Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article VI.

          SECTION 6.6. Trustee's Relation to Parent Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VI in respect of any Parent Senior Indebtedness at any time held by it, to the same extent as any other holder of Parent Senior Indebtedness, and nothing in this First Supplemental Indenture, in Section
9.11 of the Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder.

          With respect to the holders of Parent Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of

Parent Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Parent Senior Indebtedness.

          SECTION 6.7. No Impairment of Subordination. No right of any present or future holder of any Parent Senior Indebtedness to enforce subordination as provided in this Article VI shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Parent with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof with which any such holder may have or otherwise be charged.

          SECTION 6.8. Certain Conversions Not Deemed Payment. For the purposes of this Article VI only, (1) the issuance and delivery of junior securities upon conversion of Debentures in accordance with Article 4 of the Indenture shall not be deemed to constitute a payment or distribution on account of the principal of, premium, if any, or interest on Debentures or on account of the purchase or other acquisition of Debentures, and (2) the payment, issuance or delivery of cash (except in satisfaction of fractional shares pursuant to Section 4.3 of the Indenture), property or securities (other than junior securities) upon conversion of a Debenture shall be deemed to constitute payment on account of the principal of, premium, if any, or interest on such Debenture. For the purposes of this Section 6.8, the term "junior securities" means (a) shares of any stock of any class of Parent or
(b) securities of Parent that are subordinated in right of payment to all Parent Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Debentures are so subordinated as provided in this
Article VI. Nothing contained in this Article VI or elsewhere in this First Supplemental Indenture, in the Indenture or in the Debentures is intended to or shall impair, as among Parent, its creditors (other than holders of Parent Senior Indebtedness) and the Securityholders, the right, which is absolute and unconditional, of the Securityholder of any Debenture to convert such Debenture in accordance with Article 4 of the Indenture.

          SECTION 6.9. Article Applicable to Paying Agents. If at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting under the Indenture, the term "Trustee" as used in this
Article VI shall (unless the context otherwise requires) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this
Article VI in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 6.5 of this First Supplement Indenture shall not apply to Parent or any Affiliate of Parent if it or such Affiliate acts as paying agent.

          The Trustee shall not be responsible for the actions or inactions of any other paying agents (including Parent if acting as its own paying agent) and shall have no control of any funds held by such other paying agents.

          SECTION 6.10. Parent Senior Indebtedness Entitled to Rely. The holders of Parent Senior Indebtedness (including, without limitation, Designated Parent Senior Indebtedness) shall have the right to rely upon this
Article VI.

          SECTION 6.11. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of Parent referred to in this Article VI, the Trustee and the Securityholders shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Securityholders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Parent Senior Indebtedness and other indebtedness of Parent, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this
Article VI.


                                  ARTICLE VII

                           Miscellaneous Amendments
                           ------------------------

          SECTION 7.1. All references to "the Company" in (i) footnote 2 to Exhibit A of the Indenture and (ii) Section 2.12(f) of the Indenture are hereby deleted and replaced with references to "the Company or Parent, as the case may be,".

          SECTION 7.2. The heading and provisions of Section 5.14 of the Indenture are hereby deleted in their entirety and replaced with a reference to "[Reserved]".

          SECTION 7.3. All references to "the Company" in Section 6.2 of the Indenture are hereby deleted and replaced with references to "Parent".

          SECTION 7.4. Section 11.1 of the Indenture is hereby amended so that the beginning of the first paragraph thereof reads "The Company, Parent and the Trustee may amend or supplement this Indenture or the securities without notice to or consent of any Securityholders:".

          SECTION 7.5. Section 11.2 of the Indenture is hereby amended by inserting a reference to ", Parent" after the first reference to "the Company" and by inserting a reference to "or Parent, as the case may be," after all other references to "the Company".

          SECTION 7.6. All references to "the Company" in Sections 3.8 through
3.13 of the Indenture are hereby deleted and replaced with references to "Parent".


                                 ARTICLE VIII

                  Acceptance of First Supplemental Indenture
                  ------------------------------------------

          SECTION 8.1. Trustee's Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.


                                  ARTICLE IX

                           Miscellaneous Provisions
                           ------------------------

          SECTION 9.1. Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall be effective as of the Effective Time. In the event the Merger Agreement shall be terminated or the Merger shall otherwise not become effective, this First Supplemental Indenture shall be null and void and without effect.

          SECTION 9.2. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company, Parent and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

          SECTION 9.3. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

          SECTION 9.4. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          SECTION 9.5. Address of Parent for Notices. Any notice or demand which by any provisions of the Indenture is required or permitted to be given or served by the Trustee or by the Securityholders on Parent shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by Parent with the Trustee) to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Treasurer.

          SECTION 9.6. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

          SECTION 9.7. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 9.8. Confirmation and Preservation of Indenture. The Indenture as supplemented and amended by this First Supplemental Indenture is in all respects confirmed and preserved.

          SECTION 9.9. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

          SECTION 9.10. Successors. All covenants and agreements in this First Supplemental Indenture by the Company and Parent shall be binding upon and accrue to benefit of their respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

          SECTION 9.11. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 9.12. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, the Indenture or the Debentures, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Debentures.

          SECTION 9.13. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Parent, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

          SECTION 9.14. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this First Supplemental Indenture relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Securityholders upon the conversion of their Debentures or to any adjustment to be made with respect thereto.

          SECTION 9.15. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE

UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                        ALZA CORPORATION,

                                          by /s/ Peter D. Staple
                                             ---------------------------------
                                             Name:  Peter D. Staple
                                             Title: Executive Vice President
                                                    and General Counsel


                                        JOHNSON & JOHNSON,

                                          by /s/ John A. Papa
                                             ---------------------------------
                                             Name:  John A. Papa
                                             Title: Treasurer


                                        CHASE MANHATTAN BANK AND TRUST
                                        COMPANY, NATIONAL ASSOCIATION,
                                        as Trustee,

                                          by /s/ Jennifer Richardson
                                             ---------------------------------
                                             Name:  Jennifer Richardson
                                             Title: Vice President